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www.Avanex.com

For immediate release

Avanex to Acquire Alcatel’s Optical Components Division

and Assets of Corning’s Optical Components Business

Transactions Expected to Increase Financial Resources,

Broaden Product Offering and Strengthen Technology Profile

FREMONT, California, CORNING, New York, and PARIS, France (May 12, 2003)—Avanex Corporation (Nasdaq: AVNX), a global pioneer of cost-effective, high-performance intelligent photonic processing subsystem and module solutions designed to unleash the power of the optical layer in telecommunications networks, Alcatel (PARIS: CGEP.PA and NYSE: ALA), and Corning Incorporated (NYSE: GLW) jointly announced today the signing of a definitive agreement pursuant to which Avanex will acquire Alcatel’s and Corning’s optical components businesses in combined transactions valued at approximately $63.5 million based on Avanex’s May 9, 2003 closing price of $1.12 per share.

The acquisitions by Avanex will combine the complementary optical business capabilities of three of the industry’s leading providers of optical components, modules and subsystems for fiber optic transmission networks, and enable Avanex to offer one of the broadest lines of advanced optical technologies and intelligent photonic solutions to enhance the speed and capacity of optical communications systems. After the acquisitions, Avanex will offer products that address optical wavelength generation and modulation, multiplexing and demultiplexing, signal amplification, wavelength routing and dispersion compensation. Avanex estimates that after the acquisitions, it will have over $250 million in cash and 1,600 employees on the closing date.

Walter Alessandrini, Chairman, President and Chief Executive Officer of Avanex, noted today that “Our acquisition of these two complementary businesses is a logical, timely and appropriate step for success in today’s market environment. These acquisitions position Avanex as an industry leader with a broad customer base, full suite of industry-leading products, competitive cost structure, strong manufacturing expertise and worldwide R&D capabilities. In addition, there is significant potential for synergies arising from these transactions including immediate opportunities for cost reductions and incremental sales.”

“Avanex’s strategy is to be the leading supplier of optical solutions. Our customers want suppliers who can deliver end-to-end solutions that are cost-effective and of the highest quality. After the acquisitions of Alcatel’s optical components division and certain optical component business lines from Corning, Avanex will have the scale and resources to effectively supply our customers with their product needs.”

As part of this transaction:

•	Alcatel and Corning will receive as consideration 28% and 17% respectively of Avanex’s outstanding common stock of the post-transaction company, which currently translates into approximately 35.2 and 21.4 million shares. Following the transaction, Alcatel and Corning have agreed to certain restrictions on the voting and transfer of their Avanex shares.

•	Avanex will acquire all outstanding equity of Alcatel’s optical components division. This business will include key operations located in France and the United Kingdom.

•	Alcatel is expected to contribute over $110 million in cash, to be finalized at closing.

•	Avanex and Alcatel will enter into a supply agreement whereby Avanex will supply solutions for Alcatel’s optical networking products over a three-year period.

•	Assets to be purchased from Corning include optical amplifier, dispersion compensation, and micro optics operations located in New York and Corning modulator operations located in Italy.

•	Corning is expected to contribute over $20 million in cash, to be finalized at closing.

•	Alcatel and Corning will assign approximately 1,400 patents to Avanex and additionally license several thousand patents to Avanex as part of the transaction.

•	At closing, Dr. Joseph A. Miller Jr., senior vice president and chief technology officer of Corning, is expected to join the Avanex Board of Directors.

Alcatel’s optical component division had sales of EURO 7.3 million for its March 2003 quarter. The division’s products include lasers, photodetectors, optical amplifiers, transponders and key passive devices such as arrayed waveguide gratings and Fiber Bragg grating filters. Alcatel’s optical component division had 950 employees as of March 31, 2003.

The business lines to be acquired from Corning had sales of approximately $11 million for the March 2003 quarter. Key products from these business lines include optical amplifiers, dispersion compensation modules, Lithium Niobate and electro-absorptive modulators, and micro optics products. These business lines had 490 employees as of March 31, 2003.

The companies anticipate closing the transaction by the end of Avanex’s first fiscal quarter, ending September 30, 2003, subject to customary closing conditions, including the approval of the stockholders of Avanex and required regulatory approvals. The Boards of Directors of all three companies have approved the transaction.

Citigroup Global Markets Inc. is acting as exclusive financial advisers to Avanex with respect to this transaction.

Conference Call

Avanex will host a conference call today, May 12, at 4:30 p.m. EDT. The domestic dial-in number for the conference call is 888-220-3086 and the international dial-in number is 630-395-0144. The password for both domestic and international callers is “Photonics.” A replay of the conference call will be available through May 19, 2003 at 402-998-1011.

Additional information about the acquisitions and where to find it

Avanex will file a proxy statement describing the transaction with the United States Securities and Exchange Commission (SEC). In addition, Avanex will file other information and documents concerning the transaction and its business with the SEC. WE URGE INVESTORS IN THE COMMON STOCK OF AVANEX TO REVIEW THE PROXY STATEMENT AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Avanex’s executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Avanex in favor of the share issuances in connection with the acquisitions. A description of the interests of Avanex’s executive officers and directors in Avanex is set forth in the proxy statement for Avanex’s 2002 Annual Meeting of Stockholders, which was filed with the SEC on September 23, 2002. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Avanex’s executive officers and directors in the acquisitions by reading the proxy statement filed with the SEC when it becomes available.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex’s photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost- effectiveness as compared to current alternatives.

Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the acquisitions, the strength of the company’s balance sheet following the acquisitions, the degree to which the company will alter the competitive landscape in its industry, prevailing market conditions and the company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the acquisitions may not close, the failure by the company to retain key employees, the failure of the company to manage the cost of integrating the businesses and assets being acquired, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance and higher than anticipated expenses the company may incur in future quarters. In addition, please refer to the risk factors contained in Avanex’s SEC filings including, without limitation, Avanex’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 9, 2003.

Contact Information:

Investor Relations	Media
Mark Weinswig	Tony Florence
Phone: 510-897-4344	Phone: 510-897-4162
Fax: 510-897-4345	Fax: 510-979-0198
e-mail: mark_weinswig@Avanex.com	e-mail: tony_florence@Avanex.com

CONFERENCE CALL SCRIPT

May 12, 2003

4:30 p.m. EST

Walter Alessandrini:  Good afternoon ladies and gentlemen, and thank you for participating in our call.

I have personally been looking forward to this occasion, and to delivering news about major business developments for our company.

In the past conference calls, I have emphasized the fact that we are living in times of momentous opportunities in our industry.

In line with that belief, together with my team, I have been active in evaluating a host of possibilities for expanding our business, and securing a more robust basis for our company to build upon.

It has been, and it remains our vision, that the most significant opportunity, to grow and differentiate our company, is in addressing industry needs for fully integrated optical layer solutions.

In order to achieve this objective, during the past year and a half Avanex has invested in building unique capabilities to develop and deploy intelligent photonic solutions that provide optical layer sub-systems to system integrators and carriers.

While we were internally implementing our plans and aligning our company with this new strategy, we were also quietly active in prospecting our industry, to seek out other companies whose technologies, products, and market footprint could help us in achieving our vision more forcefully and faster.

The most exciting of these opportunities recently came about as two world-class companies and optical industry leaders, Alcatel and Corning, agreed with us to build an extremely powerful combination by aligning their business interests with ours in the optical industry.

As a result, we are announcing today a three party transaction by which Avanex is acquiring Alcatel Optronics through a stock transaction and, separately, the optical component business lines of Corning through an asset acquisition.

I would like to take a few moments to give you some background about these two impressive businesses we are acquiring.

Alcatel Optronics’ business includes several product lines: lasers & detectors, transponders, optical amplifiers, planar lightwave circuits, and fiber bragg gratings.

In the March quarter, this business generated about eight million dollars in revenue.

Corning’s optical components business includes the company’s optical amplification, dispersion compensation, signal modulation, and micro-optics product lines.

In the March quarter, these business lines generated about eleven million dollars in revenue.

Under the terms of the agreement announced today, in consideration for the assets acquired, Avanex will issue 28% of its post-transaction outstanding stock to Alcatel and 17% to Corning.

We are honored and proud that these two industry leaders have decided to put their trust and businesses in our hands.

It is a great vote of confidence in our ability to create growth and prosperity for their assets, their excellent human resources, and their shareholders.

Even more important and significant to us is their commitment to the long-term success of our endeavour.

This commitment is tangibly represented by substantial cash contributions being made to Avanex by both Alcatel and Corning.

As a result, Avanex is expected to start its operations, after closing, with approximately 250 million dollars in cash and securities, as Alcatel and Corning will contribute more than 130 million dollars to the new enterprise at the day of closing.

This extraordinary financial position will provide Avanex with the resources we will need for restructuring operations, weathering the industry downturn, and investing in our growth, as business will turn around.

In addition, Alcatel is entrusting us to provide critical supply of products for their optical systems business by extending to Avanex a renewable three-year global supply agreement for a full range of optical solutions.

This level of commitment and confidence is sealed by the unanimous approval by the boards of directors of all three companies.

This transaction also is subject to approval by Avanex shareholders, and to other customary closing conditions.

The combined company will continue as Avanex Corporation.

I have been asked to serve as chairman, president, and CEO.

We fully believe in the long-term potential for Avanex, as this combination puts us in a strong position in our industry.

By combining some of the best core competencies and talent, available world-wide, we are fulfilling our vision to be the leading provider of integrated optical solutions.

We also are able to better satisfy our customers needs, and facilitate their supply management.

Looking forward, the company will have:

One of the broadest product portfolios in subsystems, module and components, including Avanex’s intelligent photonic solutions;

Deep technology expertise in passive and active optics, optoelectronics integration, and software and interface controls;

A strong and diversified customer base among blue-chip telecom companies;

A robust financial position with over 250 million dollars in cash and securities, with minimal debt;

State-of-the-art facilities operating in California, New York, France, Italy, and the United Kingdom;

Over 1,600 employees, including almost 300 employees in research, development & engineering;

Operational scale with roughly 25 million dollars in quarterly revenues, in current market conditions, based on the March quarter revenue levels.

At the onset, the company will have a cash burn rate of about 25 million dollars per quarter.

We believe we can reduce our overall cost structure, and accelerate our path to profitability, through rationalization of activities, production efficiencies, functional synergies, and other cost-saving opportunities.

We will be more specific in the future regarding the post-transaction business model.

From a technology perspective, the company will have a world-class development team, and a robust patent portfolio, with over 1,500 patents owned, and up to thousands of patents licensed.

The advanced technologies combined in our company are the result of many years of substantial investments.

These technologies, coupled with the breadth of the product line, will allow us to serve current customers’ needs, as well as next-generation needs, for optical layer solutions.

Our company will serve a diversified base of customers world-wide, which includes the best names in optical systems and telecom providers.

Immediately following the consummation of the transaction, we expect to expand our sales opportunities by leveraging those relationships where either Alcatel, or Avanex, or Corning is currently well positioned.

In addition, analysis of our current customer programs indicates very limited business overlap, reducing the risk normally associated with supplier consolidation.

The combination will also provide Avanex with a significantly stronger balance sheet. Those financial resources will enable us to fund operations restructuring, strengthen our investments in robust R&D efforts, potentially pursue other acquisition opportunities, and weather the current market softness.

We are tremendously excited by this unique opportunity.

We are also very focused on what will translate this opportunity into tangible results: execution.

That’s where we will put all of our conjunct energies over the coming weeks, leveraging on the talent, expertise, and industry knowledge these combined transactions are offering.

Our objective is to develop the best possible integration plan and start with its speedy execution on day one after closing.

We believe these transactions will be very well received by shareholders, who will own a stake in one of the strongest industry leaders; by customers, who will have a solid long-term partner, with one of the best and broadest portfolio of capabilities; by employees, who all along have believed in this business and will form a dedicated and committed team in control of its own destiny; and by suppliers, who can look at us as long-term solid partners to team with and contribute to our mutual future success.

I also want to take this opportunity to thank Alcatel and Corning and welcome them as new shareholders.

They brought vision and a pragmatic approach to this opportunity.

I am particularly grateful to them for entrusting us with what they all along considered their very special jewels in their businesses.

Our firm commitment is to provide them, along with all other stakeholders, with the best possible value going forward.

Thank you ladies and gentlemen. I am now ready to take your questions.

* * * QUESTION AND ANSWER PERIOD * * *

Additional information about the acquisitions and where to find it

Avanex will file a proxy statement describing the transaction with the United States Securities and Exchange Commission (SEC). In addition, Avanex will file other information and documents concerning the transaction and its business with the SEC. WE URGE INVESTORS IN THE COMMON STOCK OF AVANEX TO REVIEW THE PROXY STATEMENT AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Avanex’s executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Avanex in favor of the share issuances in connection with the acquisitions. A description of the interests of Avanex’s executive officers and directors in Avanex is set forth in the proxy statement for Avanex’s 2002 Annual Meeting of Stockholders, which was filed with the SEC on September 23, 2002. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Avanex’s executive officers and directors in the acquisitions by reading the proxy statement filed with the SEC when it becomes available.

Forward-Looking Statements

This script contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the acquisitions; the strength of the company’s balance sheet following the acquisitions, including cash and securities balances; expectations regarding cash burn rates, reductions in cost structure, profitability, sales opportunities, and supplier consolidation; the degree to which the company will alter the competitive landscape in its industry; prevailing market conditions; and the company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the acquisitions may not close, the failure by the company to retain key employees, the failure of the company to manage the cost of integrating the businesses and assets being acquired, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance and higher than anticipated expenses the company may incur in future quarters. In addition, please refer to the risk factors contained in Avanex’s SEC filings including, without limitation, Avanex’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 9, 2003.